UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 21, 2012 (Date of earliest event reported)
PennantPark Investment Corporation (Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-00736 (Commission File Number)	20-8250744 (IRS Employer Identification Number)

590 Madison Avenue, 15th Floor, New York, NY (Address of principal executive offices)		10022 (Zip Code)
212-905-1000 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 21, 2012, PennantPark Investment Corporation (the "Company") entered into an amended and restated, multi-currency, senior secured revolving credit facility (the "Credit Facility") with certain lenders, which increased the size of the Credit Facility from $315 million to $380 million. Suntrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC acted as joint lead arrangers and joint book runners, Suntrust Bank acted as administrative agent and JPMorgan Chase Bank, N.A. acted as syndication agent of the Credit Facility. The Credit Facility contains an accordion feature whereby it can be expanded to $600 million if certain conditions are satisfied.

Pricing is set at LIBOR plus 275 basis points or an alternative base rate plus 175 basis points with a 50 basis point unused commitment fee. The Credit Facility has a four-year maturity, with a one-year term out period following its third year. The Credit Facility is secured by substantially all of the assets of the Company excluding assets held by PennantPark SBIC LP, which is our small business investment company subsidiary.

The documents governing the Credit Facility contain affirmative and restrictive covenants, including: (a) periodic financial reporting requirements, (b) maintenance of a minimum shareholders' equity of the sum of (1) $220,000,000 plus (2) 25% of the net proceeds from the sale of equity interests in the Company and its subsidiaries after the effective date (other than proceeds from the sale of equity interests by and among the Company and its subsidiaries), (c) maintenance of a ratio of total assets (less total liabilities other than indebtedness) to total indebtedness, in each case of the Company, of not less than 2.0:1.0, (d) maintenance of minimum liquidity standards, (e) limitations on the incurrence of additional indebtedness, (f) limitations on liens, (g) limitations on fundamental corporate changes, (h) limitations on investments (other than the Company's portfolio investments and certain other ordinary course investments), (i) limitations on payments and distributions (other than distributions to the Company 's shareholders as contemplated to maintain regulated investment company status), (j) limitations on transactions with affiliates, (k) limitations on engaging in business not contemplated by the Company 's investment objectives, and (l) limitations on the creation or existence of agreements that prohibit liens on properties of the Company and its subsidiaries. In addition to the asset coverage ratio described in clause (c) of the preceding sentence, borrowings under the Credit Facility (and the incurrence of certain other permitted debt) will be subject to compliance with a borrowing base that will apply different advance rates to different types of assets in the Company 's portfolio.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to the Credit Facility agreement.

A press release announcing the entry into the Credit Facility is furnished as Exhibit 99.1 to this Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of PennantPark Investment Corporation dated February 22, 2012

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2012	PENNANTPARK INVESTMENT CORPORATION By: /s/ Aviv Efrat Aviv Efrat Chief Financial Officer & Treasurer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of PennantPark Investment Corporation dated February 22, 2012